Exhibit 99.1

Egalet Announces Update on Clinical Development Plan for Abuse-Deterrent Morphine Egalet-001

—The Company will hold a conference call today at 5:00 p.m. EDT—

Wayne, Penn. — Sept 23, 2014 — Egalet Corporation (Nasdaq: EGLT) (Egalet) today announced an update to the clinical development plan for Egalet-001, an abuse-deterrent, extended-release, oral morphine product in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Based on the clinical data generated thus far, the Company will need to conduct additional clinical trials to strengthen the new drug application (NDA) for Egalet-001. Egalet plans to schedule a meeting in the fourth quarter of 2014 with the U.S. Food and Drug Administration (FDA) to discuss the totality of the clinical data from the studies completed and the appropriate registration path forward for Egalet-001.

Egalet received topline results from study 067-EG-006, a single dose, open label, crossover pharmacokinetic (PK) study of Egalet-001 15 mg compared to MS Contin® (morphine sulfate controlled-release) 15 mg in 64 subjects in a fasted state. The study showed that:

•                  Egalet-001 met the bioequivalence criteria (90 percent confidence interval of 80 to 125 percent) on the measure of area under the curve (AUC) with a ratio of 95.12 percent (90 percent confidence interval of 91.01 to 99.42 percent);

•                  On the measure of maximum plasma concentration or Cmax, the ratio of Egalet-001 to MS Contin was 83.6 percent and was within the range necessary for bioequivalence (80 to 125 percent), however the 90 percent confidence interval was 78.99 to 88.47 percent,  outside the range necessary for bioequivalence (90 percent confidence interval of 80 to 125 percent); and

•                  Egalet-001 was well tolerated and no serious adverse events were reported.

“The results of our studies to date increase the likelihood that a Phase 3 study will be needed to provide us the highest probability of success of bringing Egalet-001 to the market which extends our anticipated NDA submission to mid-2016,” said Bob Radie, president and chief executive officer. “We will continue to work closely with the FDA to determine if there is a faster approach to support our NDA submission for Egalet-001.”

As previously announced in August, planning for the Phase 3 trial that will examine the efficacy and safety of Egalet-001 in individuals with chronic low back pain has begun and enrollment is expected to start in the first quarter of 2015.

“There have now been five clinical studies which have shown consistent AUC results—one of the major pharmacokinetic indicators of efficacy for chronic pain medications—within the range of bioequivalence when comparing Egalet-001 to the reference drug MS Contin,” said Jeff Dayno, MD, Egalet’s chief medical officer. “While we are continuing to move our Phase 3 program forward, we are analyzing all of the data from our PK trials to further understand the findings and to assess whether a bioequivalence approach for the NDA submission is viable.”

Conference Call Information

Egalet’s management will host a conference call to discuss the clinical update:

Date:	Tuesday, September 23, 2014
Time:	5:00 p.m. EDT
Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:	1-888-346-2615 (domestic) 1-412-902-4253 (international)
Replay dial-in numbers:	1-877-344-7529 (domestic) 1-412-317-0088 (international) Conference Number: 10053026

About Egalet

Egalet’s mission is to help ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities from the burden of abuse. Prescription opioid abuse has reached epidemic levels in the United States, with 6.8 million current prescription drug abusers and drug abuse is now the leading cause of accidental death in the United States. With the majority of opioids abused in the United States originating from a prescription and most often coming from a friend or family, a safeguard against the unexpected is needed.  Egalet is committed to bringing peace of mind to the patients and physicians it serves by offering abuse-deterrent pain medications.  Using the proprietary Guardian™ Technology the Company has a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation.  The Guardian Technology is customized to resist specific routes of abuse that often occur with the underlying active pharmaceutical ingredient.  The Company’s lead program, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. It was designed to resist common methods of abuse, including one of the most common routes for morphine via injection. With no abuse-deterrent formulations of morphine currently available, Egalet-001 which is in pivotal studies, if approved, could fill a significant unmet need in the marketplace. Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet-002 was designed to resist common methods of abuse, including crushing and snorting the most common route of abuse for oxycodone. Egalet entered into a collaboration with Shionogi in November of 2013, to develop abuse-deterrent hydrocodone based products. Egalet’s Guardian™ Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Egalet has a strong IP position of 58 granted patents and is continually enhancing its proprietary position.  Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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